Exhibit 99.1

Cognex Corporation Announces Third Quarter Results

Machine Vision Company Announces Sequential Increase in Revenue and Earnings

NATICK, Mass.--(BUSINESS WIRE)--November 2, 2009--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the third quarter of 2009. Revenue and income/(loss) from continuing operations for the quarter and nine months ended October 4, 2009 are compared to the second quarter of 2009, and the third quarter and first nine months of 2008 in Table 1 below.

Table 1

				Non-GAAP
			Income/(loss)	Income/(loss)
		Income/(loss) from	per Share from	per Share from
		Continuing	Continuing	Continuing
	Revenue	Operations	Operations	Operations*
Quarterly Comparisons
Current quarter: Q3-09	$41,178,000	$4,501,000	$0.11	$0.03
Prior year’s quarter: Q3-08	$63,256,000	$11,333,000	$0.27	$0.18
Change from Q3-08 to Q3-09	(35%)	(60%)	(58%)	(85%)
Prior quarter: Q2-09	$40,968,000	($6,419,000)	($0.16)	($0.08)
Change from Q2-09 to Q3-09	1%	170%	170%	133%
Year to Date Comparisons
Nine months ended 10/4/09	$124,433,000	($5,328,000)	($0.13)	($0.13)
Nine months ended 9/28/08	$190,858,000	$28,685,000	$0.68	$0.58
Change from first 9 months of 2008 to first 9 months of 2009	(35%)	(119%)	(120%)	(123%)

*Non-GAAP income/(loss) per share excludes restructuring charges and tax adjustments. A reconciliation of GAAP to non-GAAP is shown in Exhibit 2.

“We are encouraged by the sequential improvement in our financial results, and we are pleased to announce our return to profitability after two quarters of losses, which is sooner than anticipated,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “Revenue increased slightly over the prior quarter due to higher demand from the Semiconductor and Electronics Capital Equipment market and also from the Factory Automation market, which was especially good news given that this market is typically seasonally soft during the summer months. The gross margin improved by 800 basis points. And, on the expense side we realized additional savings from our cost-cutting measures. These facts resulted in our return to profitability at both the operating income and net income lines.”

“While business conditions remain challenging, the number of projects that we are chasing has increased, and we expect that this will lead to higher revenue on a sequential basis in the fourth quarter of 2009. Offsetting this higher revenue will be higher operating expenses, which are expected to increase by 7% to 10% primarily due to savings from mandatory shutdown days in Q3-09 that will not repeat in Q4-09.” Dr. Shillman concluded.

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2009

  Revenue for the third quarter of 2009 decreased 35% from the third quarter of 2008 and increased 1% from the prior quarter. Revenue from the Semiconductor and Electronics Capital Equipment (SEMI), Factory Automation and Surface Inspection markets declined year-on-year. The increase on a sequential basis is due to higher revenue from the SEMI market and, to a lesser extent, the Factory Automation market.
  Gross margin was 71% in the third quarter of 2009, 72% in the third quarter of 2008 and 63% in the prior quarter. The percentage decreased year-on-year due to an increase in new product introduction costs as a percentage of total cost of goods sold and product mix (revenue from surface inspection systems, which have a lower product margin than modular vision systems, represented a higher percentage of total revenue in Q3-09 than in Q3-08). On a sequential basis, the percentage increased because Q3-09 included a higher percentage of revenue from modular vision systems, and Q2-09 had a higher provision for obsolete inventory.
  Research, Development & Engineering (R, D & E) spending in the third quarter of 2009 decreased 26% from the third quarter of 2008 and 12% from the prior quarter. The decrease in R, D & E spending, both year-on-year and sequentially, is due to headcount reductions and the effect of mandatory shutdown days. Lower stock option expense, the elimination of company bonuses and the impact of foreign exchange rates on the company’s international operations also contributed to the year-on-year decrease in spending.
  Selling, General & Administrative (S, G & A) spending in the third quarter of 2009 decreased 26% from the third quarter of 2008 and 5% from the prior quarter. S, G & A spending decreased year-on-year due to headcount reductions, an intangible asset impairment charge of $1,500,000 in the third quarter of 2008 that did not repeat, the effect of mandatory shutdown days, lower spending on marketing communications, travel and commissions, lower stock option expense, the elimination of company bonuses, and the impact of foreign exchange rates. These lower expenses were partially offset by higher professional fees. S, G & A spending decreased on a sequential basis due to headcount reductions, the effect of mandatory shutdown days, lower spending on marketing communications and travel, and lower stock option expense offset by higher professional fees, commissions and the impact of foreign exchange rates.
  Cognex reported restructuring charges of $223,000 in the third quarter of 2009 and $3,738,000 in the prior quarter related to cost-saving initiatives implemented by the company.
  Cognex reported a foreign currency gain of $1,000 in the third quarter of 2009, a foreign currency gain of $327,000 in the third quarter of 2008 and a foreign currency loss of $422,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and intercompany balances that are reported in one currency and collected in another.
  Investment and other income was $261,000 in the third quarter of 2009, $1,830,000 in the third quarter of 2008 and $447,000 in the prior quarter. The decrease year-on-year is due to a lower average invested balance and lower yields. The decrease on a sequential basis is due to lower yields and lower rental income.

  Excluding tax adjustments, the effective tax rate was 20% in the third quarter of 2009 as compared to an effective tax rate of 26% in the third quarter of 2008 and a tax benefit of 18% in the prior quarter. The effective tax rate decreased year-on-year due to more of the company’s profits being earned in lower tax jurisdictions. The effective tax rate was higher than the prior quarter’s tax benefit due to more of the company’s projected losses for 2009 being incurred in higher tax jurisdictions than previously anticipated.

The third quarter of 2009 included a benefit from tax adjustments of $3,586,000, of which $3,150,000 is due to the reversal of reserves made based upon the expiration of the statute of limitations. Including tax adjustments, Cognex reported a tax benefit of 294% in the third quarter of 2009, 12% in the third quarter of 2008 and 18% in the prior quarter.

Balance Sheet Highlights – October 4, 2009

  Cognex’s financial position at October 4, 2009 was very strong, with approximately $205,915,000 in cash and investments and no debt. In the third quarter of 2009, Cognex generated positive cash flow from operations of approximately $3,800,000, and paid out $4,500,000 to acquire certain assets associated with the SmartAdvisor™ web monitoring system product line, approximately $1,400,000 in severance and other payments related to the company’s restructuring initiatives and approximately $2,000,000 in dividends to shareholders.
  Inventories at October 4, 2009 decreased by $4,138,000, or 17%, from the end of 2008.

Financial Outlook

  Given the high degree of uncertainty resulting from global economic conditions, Cognex is not providing revenue or earnings per share expectations for the fourth quarter of 2009 as it cannot do so with any degree of confidence. However, Cognex expects that revenue will increase on a sequential basis but net income will decrease on a sequential basis as Q3-09 included a benefit from tax adjustments of $3,586,000 and savings from mandatory shutdown days that will not repeat in Q4-09.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted income/(loss) from continuing operations and non-GAAP adjusted income/(loss) from continuing operations per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as restructuring charges related to cost-cutting initiatives and tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the third quarter of 2009, as well as its financial and business outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-244-4637 (or 703-639-1179 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, November 5, 2009. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1393154.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 500,000 machine vision systems, representing over $2.5 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer demand and order rates, strategic plans and the impact of the company’s cost-cutting measures, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign currency exchange rates; (5) the loss of a large customer; (6) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (7) the inability to attract and retain skilled employees; (8) the inability to design and manufacture high-quality products; (9) the technological obsolescence of current products and the inability to develop new products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the failure to properly manage the distribution of products and services; (12) the inability to protect Cognex proprietary technology and intellectual property; (13) Cognex’s involvement in time-consuming and costly litigation; (14) the impact of competitive pressures; (15) the challenges in integrating and achieving expected results from acquired businesses; (16) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (17) potential disruption to Cognex’s business from its restructuring programs; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year 2008 and subsequent reports on Form 10-Q. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Oct. 4,	Jul. 5,	Sept. 28,	Oct. 4,	Sept. 28,
	2009	2009	2008	2009	2008

Revenue	$41,178	$40,968	$63,256	$124,433	$190,858

Cost of revenue (1)	12,038	14,976	17,408	40,478	53,488

Gross margin	29,140	25,992	45,848	83,955	137,370
Percentage of revenue	71%	63%	72%	67%	72%

Research, development, and engineering expenses (1)	6,756	7,704	9,073	23,295	27,292
Percentage of revenue	16%	19%	14%	19%	14%

Selling, general, and administrative expenses (1)	21,281	22,404	28,788	69,826	83,362
Percentage of revenue	52%	55%	46%	56%	44%

Restructuring charges	223	3,738	-	4,258	-

Operating income (loss)	880	(7,854)	7,987	(13,424)	26,716
Percentage of revenue	2%	-19%	13%	-11%	14%

Foreign currency gain (loss)	1	(422)	327	(813)	798

Investment and other income	261	447	1,830	3,392	5,948

Income (loss) from continuing operations before income tax expense (benefit)	1,142	(7,829)	10,144	(10,845)	33,462

Income tax expense (benefit) on continuing operations	(3,359)	(1,410)	(1,189)	(5,517)	4,777

Income (loss) from continuing operations	4,501	(6,419)	11,333	(5,328)	28,685
Percentage of revenue	11%	-16%	18%	-4%	15%

Loss from operations of discontinued business, net of tax	-	-	-	-	(3,224)

Net income (loss)	$4,501	$(6,419)	$11,333	$(5,328)	$25,461

Diluted income (loss) per weighted-average common and common equivalent share:

Income (loss) from continuing operations (2)	$0.11	$(0.16)	$0.27	$(0.13)	$0.68
Loss from discontinued operations	$-	$-	$-	$-	$(0.08)
Net income (loss)	$0.11	$(0.16)	$0.27	$(0.13)	$0.60

Diluted weighted-average common and common
equivalent shares outstanding	39,666	39,656	41,462	39,658	42,298

Cash dividends per common share	$0.050	$0.050	$0.150	$0.250	$0.320

Cash and investments per common share	$5.19	$5.20	$5.79	$5.19	$5.79

Shareholders' equity per common share	$10.29	$10.05	$10.79	$10.29	$10.79

(1) Amounts include stock option expense, as follows:
Cost of revenue	$108	$122	$253	$501	$883
Research, development, and engineering	387	391	732	1,354	2,325
Selling, general, and administrative	949	1,276	1,931	3,233	4,104
Total stock option expense	$1,444	$1,789	$2,916	$5,088	$7,312

(2) Income (loss) from continuing operations per diluted common and common equivalent share excluding restructuring charges, net of tax, and tax adjustments

	$0.03	$(0.08)	$0.18	$(0.13)	$0.58

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Oct. 4,	Jul. 5,	Sept. 28,	Oct. 4,	Sept. 28,
	2009	2009	2008	2009	2008

Research, development, and engineering expenses (GAAP)	$6,756	$7,704	$9,073	$23,295	$27,292
Selling, general, and administrative expenses (GAAP)	$21,281	$22,404	$28,788	$69,826	$83,362
Total RD&E and SG&A (GAAP)	$28,037	$30,108	$37,861	$93,121	$110,654

Stock option expense included in RD&E and SG&A as follows:
Research, development, and engineering expenses	$387	$391	$732	$1,354	$2,325
Selling, general, and administrative expenses	$949	$1,276	$1,931	$3,233	$4,104
Total stock option expense included in RD&E and SG&A	$1,336	$1,667	$2,663	$4,587	$6,429

Total RD&E and SG&A excluding stock option expense (Non-GAAP)	$26,701	$28,441	$35,198	$88,534	$104,225

Operating income (loss) (GAAP)	$880	$(7,854)	$7,987	$(13,424)	$26,716
Restructuring charges	223	3,738	-	4,258	-
Operating income (loss) excluding restructuring charges (Non-GAAP)	$1,103	$(4,116)	$7,987	$(9,166)	$26,716
Percentage of total revenue (Non-GAAP)	3%	-10%	13%	-7%	14%

Income (loss) from continuing operations (GAAP)	$4,501	$(6,419)	$11,333	$(5,328)	$28,685
Restructuring charges, net of tax	$178	$3,065	$-	$3,406	$-
Tax adjustments	$(3,586)	$-	$(3,871)	$(3,347)	$(3,968)
Income (loss) from continuing operations excluding restructuring charges and tax adjustments (Non-GAAP)
	$1,093	$(3,354)	$7,462	$(5,269)	$24,717
Percentage of total revenue (Non-GAAP)	3%	-8%	12%	-4%	13%

Income (loss) from continuing operations per diluted share (GAAP)	$0.11	$(0.16)	$0.27	$(0.13)	$0.68
Restructuring charges, net of tax	$0.01	$0.08	$-	$0.08	$-
Tax adjustments	$(0.09)	$-	$(0.09)	$(0.08)	$(0.10)
Income (loss) from continuing operations per diluted share excluding restructuring charges and tax adjustments (Non-GAAP)
	$0.03	$(0.08)	$0.18	$(0.13)	$0.58

Income (loss) from continuing operations before income tax expense (benefit) (GAAP)	$1,142	$(7,829)	$10,144	$(10,845)	$33,462

Income tax expense (benefit) on continuing operations (GAAP)	$(3,359)	$(1,410)	$(1,189)	$(5,517)	$4,777
Effective tax rate (GAAP)	-294%	18%	-12%	51%	14%

Tax adjustments:
True up of annual tax rate	(239)	-	185	-	-
Discrete tax events	(3,347)	-	(4,056)	(3,347)	(3,968)
Income tax expense (benefit) on continuing operations excluding tax adjustments (Non-GAAP)
	$227	$(1,410)	$2,682	$(2,170)	$8,745
Effective tax rate (Non-GAAP)	20%	-18%	26%	-20%	26%

Income (loss) from continuing operations excluding tax adjustments (Non-GAAP)	$915	$(6,419)	$7,462	$(8,675)	$24,717
Percentage of revenue (Non-GAAP)	2%	-16%	12%	-7%	13%

Exhibit 3

COGNEX CORPORATION
Balance Sheets
In thousands

	October 4,	December 31,
	2009	2008
	(unaudited)
Assets

Cash and investments	$205,915	$221,086

Accounts receivable	25,246	30,510

Inventories	20,925	25,063

Property, plant, and equipment	28,959	27,764

Goodwill and intangible assets	112,343	112,043

Other assets	53,509	57,581

Total assets	$446,897	$474,047

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$20,930	$28,635

Income taxes	6,789	12,908

Deferred revenue and customer deposits	10,858	19,429

Shareholders' equity	408,320	413,075

Total liabilities and shareholders' equity	$446,897	$474,047

Exhibit 4

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Nine-months Ended
	Oct. 4,	Jul. 5,	Sept. 28,	Oct. 4,	Sept. 28,
	2009	2009	2008	2009	2008

Revenue	$41,178	$40,968	$63,256	$124,433	$190,858

Revenue by division:
Modular Vision Systems Division	80%	76%	83%	80%	86%
Surface Inspection Systems Division	20%	24%	17%	20%	14%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Europe	36%	36%	34%	35%	35%
Americas	34%	34%	31%	35%	31%
Japan	15%	18%	21%	19%	22%
Asia	15%	12%	14%	11%	12%
Total	100%	100%	100%	100%	100%

Revenue by market:
Discrete factory automation	70%	70%	67%	73%	68%
Web and surface inspection	20%	24%	17%	20%	14%
Semiconductor and electronics capital equipment	10%	6%	16%	7%	18%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com